Exhibit 24.1

POWER OF ATTORNEY

We, the undersigned officers and directors of RadiSys Corporation hereby severally and individually constitute and appoint Scott C. Grout and Brian J. Bronson, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

This Power of Attorney may be executed in counterparts and all such duly executed counterparts shall together constitute the same instrument.

Name	Title	Date

/s/ Scott C. Grout Scott C. Grout	President, Chief Executive Officer and Director (principal executive officer)	August 25, 2010

/s/ Brian J. Bronson Brian J. Bronson	Chief Financial Officer (principal financial and accounting officer)	August 25, 2010

/s/ C. Scott Gibson C. Scott Gibson	Chairman of the Board and Director	August 17, 2010

/s/ Ken J. Bradley Ken J. Bradley	Director	August 17, 2010

/s/ Richard J. Faubert Richard J. Faubert	Director	August 23, 2010

/s/ Dr. William W. Lattin Dr. William W. Lattin	Director	August 17, 2010

/s/ Kevin C. Melia Kevin C. Melia	Director	August 17, 2010

/s/ Carl Neun Carl Neun	Director	August 17, 2010

/s/ Lorene K. Steffes Lorene K. Steffes	Director	August 23, 2010